FACILITIES USE AGREEMENT

This Facilities Use Agreement (the “Agreement”) is made and entered into effective as of the 12th day of February 2013 (the “Effective Date”) by and between Aquila Family Ventures LLC (“Owner”) and Solera Holdings, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, Owner owns 22.3 acres of land, more or less, situated on Split Creek Road in Jackson, Wyoming (the “Premises”); and

WHEREAS, the Company wishes to utilize and Owner agrees to make available certain portions of the Premises for use by the Company for certain permitted uses, as more particularly provided for in this Agreement.

NOW THEREFORE, the Company and Owner, each in consideration of the covenants and agreements of the other and intending to be legally bound, agree as follows:

1)Use of Premises. Subject to the terms, conditions and covenants contained in this Agreement, Owner hereby agrees to provide the Company and its Guests (defined below in Paragraph 6) with access to the Premises for the particular uses specified in Paragraph 5. Owner, in its sole discretion, may change the acreage and facilities contained in the Premises by providing the Company with a notice of the details and restrictions applicable thereto. The Company’s use of the Premises shall be on a non-exclusive, non-preferential, shared-use basis, with said use to be pre-approved as provided in Paragraph 5. Nothing in this Agreement shall be deemed to confer upon the Company any interest in the Premises, right to possess or control the use of the Premises, or any other rights with respect to the Premises other than those expressly provided herein.

2)	Term and Termination.

a)The initial term of this Agreement shall commence on the Effective Date and shall remain in effect until December 31, 2013. Thereafter, this Agreement will automatically renew for additional one year terms unless terminated by either party at least thirty (30) days prior to expiration of the then- current term.

b)Owner may, at its option, immediately terminate this Agreement (i) if the Company fails to cure any breach of this Agreement within ten (10) business days after receiving written notice of the breach from Owner, (ii) in the event that the chief executive officer of the Company (the “CEO”) as of the Effective Date no longer serves in that position for any reason or (iii) if a Change of Control of the Company (as defined in Paragraph 2(c)) shall occur. Additionally, either party may terminate this Agreement for any reason or no reason at any time by providing the other party with thirty (30) days’ notice. Upon such termination of this Agreement by Owner in accordance with (i) above or by the Company in accordance with the immediately prior sentence, the Company shall pay to the Owner all Fees (as defined below) which are due through the remaining Term of the Agreement and any costs or reimbursements provided for in Paragraph 4 which are due through the date of

24732/00500/DOCS/2809827.2

termination of the Agreement. Owner and the Company both acknowledge and agree that, upon any termination of this Agreement, the Company shall have no further right to access the Premises.

c)	For purposes of this Agreement, a “Change in Control” shall mean:

i)the obtaining by any party or group acting in concert (other than current stockholders or their affiliates) of fifty percent (50%) or more of the voting shares of the Company; or

ii)individuals who were members of the Company’s board of directors (the “Board”) immediately prior to any particular meeting of Company stockholders that involves a contest for the election of directors fail to constitute a majority of the members of such Company’s board of directors following such election; or

iii)the Company or one or more subsidiaries of the Company executing an agreement or agreements concerning the sale of substantially all of the assets of the Company on a consolidated basis to a third party purchaser that is not the Company or a direct or indirect subsidiary of the Company; or

iv)the Company’s adoption of a plan of dissolution or liquidation; or

v)the Company’s executing an agreement concerning a merger or consolidation in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation’s outstanding voting stock is held by persons who were stockholders of the Company immediately prior to the merger or consolidation.

3)Use Fees. During the Term of this Agreement, the Company shall pay to Owner for use of the Premises a non-refundable annual use fee in the amount of One Hundred Forty Thousand Dollars ($140,000) (the “Fee”). The Fee shall be paid by the Company in four quarterly payments of Thirty Five Thousand Dollars ($35,000) due on the first day of January, April, July and October during the Term, without setoff or deduction, at Owner’s address as set forth in Paragraph 18. The prior sentence notwithstanding, the first quarterly payment will be made to Owner within three (3) days following the Effective Date. In the event any installment of the Fee has not been paid within thirty (30) calendar days following the due date, the late Fee shall accrue interest at the lesser of (i) one percent (1%) per month and (ii) the maximum interest rate permitted by law.

4)Costs and Reimbursement. In addition to the Fees provided for in Paragraph 3, the Company agrees to:

a)    be solely responsible for all out-of-pocket costs associated with Company sponsored events including, but not limited to, all liabilities, food and libations, transportation, communication, entertainment, whether provided by Owner or third parties;

b)    promptly replace or pay Owner for all consumables used by the Company or its Guests while at the Premises; and

c)    pay for the repair of any and all damage to the Premises or equipment located on the Premises caused by the Company or its Guests or resulting from the Company’s use of the Premises.

5)Approval of and Permitted Uses. In order to utilize the Premises for any of the uses permitted in this Paragraph 5, the Company shall submit a request to Owner with reasonable advance notice. Owner in his sole discretion may approve or disapprove said request or condition its approval on factors deemed by Owner to be in the best interest of preserving the Premises. However, no authorization of use shall be unreasonably withheld by Owner or unreasonably conditioned. If the request is so approved by Owner, the Company may use the Premises for only the following purposes:

a)	Customer, vendor and partner meetings and use;

b)	Company management meetings and retreats;

c)	Company events, such as the Solera Institute and S8 meetings;

d)	Employee excellence award trips; and

e)    Any other use specifically approved in writing by Owner, in his sole discretion.

6)Guests. The Company may allow its employees, officers, directors, agents, invitees, guests, clients and potential or prospective clients (collectively “Guests”) to enter and use the Premises in accordance with the terms and conditions of this Agreement, subject to the following:

a)    At least the CEO or one member of the Company’s management who has been authorized by the CEO must accompany all Guests to the Premises, and must remain on the Premises at all times while Guests are present on the Premises.

b)    A log book (the “Log Book”) shall be maintained in which shall be recorded the name, and dates of visit, for all Guests who have entered and used the Premises. The Company shall provide regular access to and copies of the Log Book to Owner upon Owner’s request.

7)	Personal Property and Improvements of the Company or Guests.

a)    With Owner’s prior written consent, which consent may be granted or withheld in Owner’s sole discretion, the Company may provide additional accommodations on the Premises for its Guests, whether fixed property or personalty. In the event that such consent is granted by Owner, the Company agrees that it will make such construction and installation at its own cost and expense and strictly in compliance with any specifications, requirements or limitations imposed by Owner.

b)    Except for any item that is the personal property of Guests or any item that is vehicular, has title, or has been capitalized in the books and records of the Company and has more than one-half of its depreciable life remaining (based on original cost compared to undepreciated balance) with an undepreciated balance in excess of $500, at the expiration of this Agreement, at Owner’s option: (i) any personal property on the Premises which has been utilized primarily on the Premises by the Company and its Guests and any constructions or improvements made by the Company on the Premises, shall become the property of Owner without any obligation to indemnify or reimburse the Company for the cost and expense thereof or (ii) at Owner’s request, the Company shall remove any such items, constructions or improvements made by the Company on the Premises, prior to the expiration or earlier termination of this Agreement, at the Company’s sole expense.

8)Owner Structures and Equipment. To the extent of any structures already on the Premises, and in the event that Owner constructs any other structures on the Premises during the Term of this Agreement, the Company may use such structures in connection with the permitted uses of the Premises under this Agreement.

9) Additional Services. Owner may provide to the Company and the Company’s Guests, at the Company’s expense and upon reasonable request, general labor by Owner or Owner’s agents at the then-applicable market rate(s) paid by Owner for similar services.

10) Compliance with Laws. The Company agrees to comply with, and require all Guests to comply with, all federal, state and other laws while on the Premises.

11)Protection of Property. The Company shall, and shall cause its Guests to, use every precaution to protect the Premises and the trees, plants and structures thereon against fire, cutting, driving of nails or other damage. The Company will be liable for any such destruction or damage on the Premises, resulting from the Company’s breach of the obligations set forth in immediately prior sentence. Subject to reasonable wear and tear, the Company is expected to return the Premises to their original state of maintenance and repair upon the termination of this Agreement.

12)Non-Exclusive Use. The Company recognizes, understands and acknowledges that this Agreement is non-exclusive, and Owner holds the Premises for personal recreational use. The Company agrees that all rights, titles and privileges under this Agreement are, and shall be, at all times expressly subject to Owner’s basic primary right to prevent any fire, nuisance or unnecessary injury to said Premises or to the commercial values thereof, and to develop, lease, use, enjoy and protect his said lands without restriction including, but not limited to, the right to exercise timber rights such as cruising, cutting and replanting. Therefore, the Company’s exercise of its rights under this Agreement shall in no way impede or hinder Owner in the full enjoyment of the Premises as described or contemplated in this Agreement, and if in Owner’s land management operations it becomes necessary, expedient or advisable for Owner to prohibit, curtail, limit or suspend use of the Premises by the Company, Owner shall have the right to do so.

13)Insurance. At all times during the Term of this Agreement, the Company agrees to maintain a liability insurance policy that will cover all risks of the Company’s use of the Premises, including all risks to Owner or his guests or agents, and any Guests on the Premises, in an amount of no less than the amount of coverage provided to the Company but, in any event, no less than Three Million and No/100 Dollars ($3,000,000.00), and, to the extent permissible by the Company’s policy, to add Owner to the Company’s policy as a loss payee and as an additional insured, at the Company’s expense. As soon as practicable following the Effective Date and subject to the immediately preceding sentence, the Company shall furnish to Owner a certificate of insurance evidencing that such policy is in force and will continue in force during the Term of the Agreement, that Owner is a co-insured and covered by such policy during such period, and unconditionally obligate the insurer to notify Owner in writing at least thirty (30) days in advance of the effective date of any material change in or cancellation of such insurance.

14)Assumption of Risk. The Company acknowledges, having inspected the Premises, that it is familiar with the condition thereof, and accepts access to the Premises under existing conditions. It is understood and acknowledged that Owner makes no warranty, either express or implied, as to the condition of the Premises, or any roads, buildings, gates or other improvements on the Premises and that there are numerous dangerous conditions, risks and hazards, including, BUT NOT LIMITED to, poisonous snakes, insects and spiders; blinds and tree stands, whether or not erected by Owner or the Company; erosion and general condition of the land, both on and off roadways, creating rough, hazardous and dangerous driving and walking conditions; animals both wild and domestic that may be diseased and/or potentially dangerous; deep water; persons with firearms both on or off the Premises; and the use of vehicles (including, without limitation, tractors and four-wheelers).

15)Indemnity. The Company has executed that certain Indemnification Agreement dated of even date herewith, attached hereto as Exhibit A (the “Indemnification Agreement”).

16)Notices. Any notice, communication, request, reply, consent, advice or disclosure notice (“Notice”) required or permitted to be given or made by any party to another in connection with this Agreement must be in writing and may be given or served by (i) depositing such Notice in the United States mail, postage prepaid and registered or certified with return receipt requested, (ii) hand delivering such Notice, (iii) sending such Notice by an express air mail courier service for next business day delivery, or (iv) facsimile or electronic means, the receipt of which is confirmed in writing by the named recipient. Notice deposited in the mail in the manner described above shall be effective 72 hours after such deposit, and Notice hand delivered in person or delivered by facsimile, electronic means or express courier service shall be effective at the time of delivery. For purposes of delivering any Notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

(a) If to the Company:
Solera Holdings, Inc.
Attn: General Counsel
7 Village Circle, Suite 100
Westlake, Texas 76262
Fax: (734) 997-3751

(b) If to Owner:
Aquila Family Ventures LLC
8125 N Split Creek Road

Jackson, WY, 83001
Fax: (858) 430-9578
Attention: Tony Aquila

17)Assignment. This Agreement may be assigned by Owner. The Company shall not assign or transfer this Agreement without the prior written consent of Owner, which consent may be granted or withheld in Owner’s sole discretion. This Agreement and the rights, interests and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

18)Miscellaneous. This Agreement and the Exhibit attached hereto contain the complete agreement between Owner and the Company with respect to the subject matter hereof, and supersede all prior agreements and understandings between them with respect to such subject matter. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and together shall constitute one and the same agreement. IT IS AGREED THAT THIS AGREEMENT IS INTENDED TO GOVERN THE GENERAL USE OF THE PREMISES AND IS NOT A LEASE; AND THAT NO LEASEHOLD INTEREST OR TENANCY IS INTENDED TO BE OR SHALL BE CREATED HEREBY. This Agreement and the rights and obligations provided hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

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IN WITNESS WHEREOF, Owner and the Company have executed this Agreement effective as of the day and year first above written.

Exhibit A

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made effective as of the 12th day of February 2013 (the “Effective Date”), by and between Solera Holdings, Inc., a Delaware corporation (the “Company”), and Aquila Family Ventures LLC (“Indemnitee”), owner of the Premises (as defined below).

WHEREAS, Indemnitee owns 22.3 acres of land, more or less, situated on Split Creek Road in Jackson, Wyoming (the “Premises”);

WHEREAS, from time to time Indemnitee allows the Company, and its subsidiaries and Affiliates and their respective employees, officers, directors, contractors, agents, vendors, clients and potential or prospective clients, invitees and other guests and family members of any of the foregoing (the “Users”) to use the Premises and any improvements located thereon for business-related purposes (the term “business-related purposes” shall be interpreted as broadly as possible to encompass any and all activities which enhance or advance the purposes of the Company), including all business, recreational, social purposes (including, but not limited to hunting, shooting, fishing, skiing, and riding all terrain vehicles) (business-related purposes and recreational purposes are collectively referred to herein as the “Permitted Uses”); and

WHEREAS, as an inducement for Indemnitee to continue to allow the Users to use the Premises and any improvements thereon for the Permitted Uses, the Company desires to indemnify in all respects the Indemnitee as further provided herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Indemnification. The Company shall protect, indemnify, defend and hold harmless Indemnitee, and Indemnitee’s agents, representatives, employees, heirs, family members, invitees (other than the Users), successors and assigns from and against all claims, demands, causes of action and damages whatsoever, including attorneys’ fees, relating to any accident, incident or occurrence, arising out of, incidental to or in any way resulting from or related to any and all uses of the Premises, including travel to and from the Premises and the Adjacent Premises (as defined below), or any improvements thereon or any and all uses of any lands, roadways, rivers, streams or lakes adjacent to or providing access to the Premises (the “Adjacent Premises”) by the Users or any other person permitted on the Premises or the Adjacent Premises by the Users, regardless of whether same may result from the NEGLIGENCE of Indemnitee or Indemnitee’s agents, representatives, employees or otherwise.

Insofar as Indemnitee is concerned, the Company, on behalf of itself and the Users, assumes all risks and hazards in connection with the use of the Premises and the Adjacent Premises and all improvements situated on the Premises and the Adjacent Premises for any purpose, including, without limitation, those involved in traveling to and from the Premises and the Adjacent Premises, and the Company hereby covenants and agrees for itself, its successors, and assigns, that the Company will not make any claim or institute any suit or action at law or in equity against Indemnitee or Indemnitee’s agents, representatives, employees, heirs, family members, invitees (other than the Users), successors or assigns related to the use of the Premises and the Adjacent Premises and all improvements situated on the Premises and the Adjacent Premises for any purpose, including, without limitation, those involved in traveling to and from the Premises and the Adjacent Premises.

Indemnitee shall have no obligation to maintain or repair the Premises or any part of the Premises or improvements situated on the Premises and shall have no liability for any injury resulting from Indemnitee’s failure to maintain or repair the Premises or any such improvements.

2. Advancement of Expenses. Expenses (including medical and attorneys’ fees) incurred by Indemnitee, in defending any claims, demands or causes of action referenced in Section 1 hereof shall be paid by the Company in advance of the final disposition of such action, suit or proceeding at the written request of the Indemnitee. Prompt payment shall be made of any request for an advance pursuant to this Section 2. Notwithstanding the foregoing or any other provision of this Agreement, Indemnitee shall not be entitled to the advancement of expenses under this Agreement if a determination has been made by a judicial authority or governmental entity or agency or, absent such determination, any such authority, entity or agency has taken a position or issued any guidance stating, that the advancement of expenses to Indemnitee in a manner similar to that contemplated in this Section 2 constitutes a personal loan in contravention of Section 402 of the Sarbanes-Oxley Act of 2002 or any similar law or regulation.

3. Enforcement of Rights. The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction.

4. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Texas.

5. Notice/Cooperation by Indemnitee. Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to:

Solera Holdings, Inc.
Attention: General Counsel
7 Village Circle, Suite 100
Westlake, Texas 76262

Notice shall be deemed received three (3) days after the date postmarked if sent by certified or registered mail, properly addressed. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original.

7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representatives and assigns.

8. Affiliates. The term “Affiliates” as used in this Agreement shall mean any entity for which forty percent (40%) or more of the ownership interests is controlled by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below but it is effective for all purposes as of the Effective Date stated above.